SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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DATAWATCH CORPORATION

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DATAWATCH CORPORATION
271 Mill Road
Quorum Office Park
Chelmsford, Massachusetts 01824

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 24, 2012
_____________

The Annual Meeting of Stockholders of Datawatch Corporation (the “Corporation”) will be held at the offices of the Corporation at 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824, on April 24, 2012 at 11:00 am, local time, to consider and act upon the following matters:

1.	To elect seven members of the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	To ratify the appointment of the Corporation’s independent registered public accounting firm; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on February 27, 2012, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

IF YOU PLAN TO ATTEND:

Please call Carol A. Beauchamp at 978-275-8235 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

Murray P. Fish
Secretary

Chelmsford, Massachusetts
January 30, 2012

THE BOARD OF DIRECTORS WELCOMES STOCKHOLDERS WHO WISH TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

DATAWATCH CORPORATION
271 Mill Road
Quorum Office Park
Chelmsford, Massachusetts 01824

PROXY STATEMENT

JANUARY 30, 2012

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Datawatch Corporation (the “Company” or “Datawatch”) for use at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824, on April 24, 2012 at 11:00 a.m., local time, and any adjournments thereof (the “Meeting”).

Only stockholders of record at the close of business on February 27, 2012 will be entitled to notice of and to vote at the Meeting. As of January 17, 2012, 6,173,062 shares of common stock, par value $.01 per share, of the Company (“Common Stock”) were outstanding. Stockholders are entitled to cast one vote for each share held of record at the close of business on February 27, 2012 on each matter submitted to a vote at the Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. On all other matters being submitted to stockholders, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker “non-votes” are not so included.

At the Meeting, a proposal to elect Thomas H. Kelly, David C. Mahoney, Michael A. Morrison, Richard de J. Osborne, Terry W. Potter, William B. Simmons and James Wood as directors will be subject to a vote of stockholders. The stockholders will also consider and vote upon a proposal put forth by the Board to ratify the selection of Datawatch’s independent registered public accounting firm.  Where a choice has been specified on the proxy with respect to the foregoing proposals, the shares represented by the proxy will be voted in accordance with the specifications.  If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominees named herein for election to the Board of Directors and FOR the proposal to approve the ratification of the selection of Datawatch’s independent registered public accounting firm.

The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of Michael A. Morrison and Murray P. Fish, each of whom is named as attorney-in-fact in the proxies.

An Annual Report to Stockholders, containing audited financial statements of the Company for the fiscal year ended September 30, 2011 is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the accompanying notice and form of proxy will be first mailed to stockholders on or about March 9, 2012.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of  January 17, 2012 certain information regarding beneficial ownership of the Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Common Stock outstanding at such date; (ii) by each director of the Company; (iii) by each named executive officer currently serving identified in the Summary Compensation Table on page 16 of this proxy statement; and (iv) by all current directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares of Common Stock(2)
James Wood(3)	939,229	15.15%
Michael A. Morrison (4)	423,970	6.83%
Richard de J. Osborne(5)	360,168	5.80%
David C. Mahoney(6)	184,163	2.98%
Terry W. Potter(7)	42,611	*
Murray P. Fish(8)	37,749	*
Harvey C. Gross(9)	23,589	*
Thomas H. Kelly(10)	22,833	*
William B. Simmons(11)	7,499	*

All current directors and executive officers as a group (ten persons)(12)	2,061,059	32.30%

WC Capital, LLC(3) c/o James Wood 116 East Saddle River Road Saddle River, New Jersey 07458	689,966	11.18%

Doug Pauly & Katie Pauly Comm Prop(13) 1509 First Street Wenatchee, WA 98801	567,200	9.19%

Archon Capital Management LLC (14) 1301 Fifth Avenue, Suite 3008 Seattle, WA 98101-2662	472,754	7.66%

______________________

*Less than one percent.

(1)
Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed and the address of each stockholder is: c/o Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, Massachusetts 01824.

(2)
The number of shares of Common Stock deemed outstanding includes (i) 6,173,062 shares of Common Stock outstanding as of January 17, 2012 and (ii) with respect to each individual, the number of options to purchase shares of Common Stock which may be exercised by such individual within 60 days of January 17, 2012 and any restricted stock units that will have vested within 60 days of January 17, 2012.

(3)
Includes 221,263 shares of Common Stock and 28,000 options that may be exercised within 60 days of January 17, 2012. Included in the option number are 8,000 option shares due to expire on March 7, 2012. Also includes 689,966 shares held by WC Capital, LLC. Mr. Wood, as a Managing Principal of WC Capital, LLC, shares the power to vote and dispose of all 689,966 shares of the Common Stock held by WC Capital, LLC.

(4)
Includes 390,642 shares of Common Stock, 16,300 of which are owned by Mr. Morrison’s wife as custodian for six UTMA accounts.  Mr. Morrison disclaims beneficial ownership of the 16,300 shares in the UTMA accounts. Also includes 33,328 options that may be exercised within 60 days of January 17, 2012.

(5)
Includes 177,631 shares of Common Stock and 39,167 options that may be exercised within 60 days of  January 17, 2012.  Also includes 143,370 shares of Common Stock held by Carnegie Hill Associates, LLC. Mr. Osborne is the Managing Principal of Carnegie Hill Associates, LLC and may be deemed a beneficial owner of the shares held by Carnegie Hill Associates, LLC. Mr. Osborne disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Includes 184,163 shares of Common Stock.

(7)	Includes 22,611 shares of Common Stock and 20,000 options that may be exercised within 60 days of January 17, 2012.

(8)	Includes 2,999 shares of Common Stock, 34,250 options that may be exercised within 60 days of January 17, 2012 and 500 restricted stock units that will have vested within 60 days of January 17, 2012.

(9)
Includes 4,499 shares of Common Stock, 1,500 of which are owned by Mr. Gross’ wife, 18,590 options that may be exercised within 60 days of January 17, 2012 and 500 restricted stock units that will have vested within 60 days of January 17, 2012.

(10)	Includes 7,499 shares of Common Stock and 15,334 options that may be exercised within 60 days of January 17, 2012.

(11)	Includes 7,499 shares of Common Stock.

(12)	Includes 206,919 options that may be exercised within 60 days of January 17, 2012 and 1,168 restricted stock units that will have vested within 60 days of January 17, 2012.

(13)
Includes 335,594 shares held by Doug Pauly & Katie Pauly Comm Prop and 183,506 shares held by Northern Fruit Company, Inc. Also includes 48,100 shares held by Katie Kavanaugh Pauly IRA Etrade Custodian. Share amounts obtained based on a stockholder list at December 31, 2011.

(14)	Includes 472,754 shares held by Archon Capital Management LLC. Share amounts obtained based on information included in a Form 13F filed by Archon Capital Management LLC on November 14, 2011.

PROPOSAL I

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office for the ensuing year until the next annual meeting of stockholders and until their successors have been elected and qualified. The directors are elected by a plurality of votes cast by stockholders. The Company’s By-Laws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors. The number of directors currently fixed by the Board of Directors is seven (7).

Prior to the Meeting, Thomas H. Kelly, David C. Mahoney, Michael A. Morrison, Richard de J. Osborne, Terry W. Potter, William B. Simmons and James Wood were the directors of the Company. All of these individuals were elected as directors at the Company’s Annual Meeting of Stockholders held on April 26, 2011. All seven (7) of the existing directors are being nominated for re-election at the Meeting. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director’s name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees named below (unless one or more nominees are unable or unwilling to serve). The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

Director Nominees

Thomas H. Kelly, Director. Mr. Kelly, age 62, joined the Board of Directors in October 2004. Until June 1, 2007, Mr. Kelly was Vice President of Corporate Business Development at Schering-Plough Corporation, a pharmaceutical company. Prior to holding that position, Mr. Kelly was Vice President and Corporate Controller at Schering-Plough, a position he had held since joining that corporation in 1991. Previously, he had been a senior partner with the accounting firm of Deloitte & Touche LLP.  Mr. Kelly’s qualifications to serve on the Board of Directors include his experience as a senior executive of a large public company, as well as his financial and accounting expertise.

David C. Mahoney, Vice Chairman of the Board. Mr. Mahoney, age 67, has been a director of the Company since September 2010 and Vice Chairman of the Board since February 2011.  From February 2003 until his retirement in February 2008, Mr. Mahoney was the President and Chief Executive Officer of Applix, Inc., a global provider of business performance management and business intelligence applications that was acquired by Cognos during 2007.  Mr. Mahoney was also a director of Applix from October 1992 to February 2008.  Mr. Mahoney served as Chief Executive Officer of Verbind, Inc., a provider of real-time behavioral analysis and event triggering technology, from May 2001 until February 2003, when Verbind was sold to SAS Institute.  Mr. Mahoney’s qualifications to serve on the Board include his experience as a senior executive leading the growth of three publicly held software companies, as well as his technical expertise.

Michael A. Morrison, President, Chief Executive Officer and Director.  Mr. Morrison, age 48, joined the Board of Directors in February 2011. From October 2007 until joining Datawatch, Mr. Morrison was Vice President, Financial Performance Management, at Cognos Inc., a subsidiary of IBM since January 2008.  In this role, Mr. Morrison directed all development, product management, product marketing and strategic business development activities for the FPM business unit.  From January 2007 to October 2007 Mr. Morrison was Chief Operating Officer of Applix Inc., having been vice president of worldwide field and marketing operations from 2004 until his appointment as COO.  At Applix Mr. Morrison conceptualized, built and led the company’s strategic go-to-market sales model and growth strategies, and also represented the company to Wall Street and industry analysts.  Before joining Applix in 2004, Mr. Morrison held various positions at Cognos, including vice president of enterprise planning operations, vice president of finance and administration, and corporate counsel.  Mr. Morrison’s qualifications to serve on the Board of Directors include his business, operational, management and legal experience in the enterprise application industry, as well as his position as Datawatch’s Chief Executive Officer.

Richard de J. Osborne, Chairman of the Board. Mr. Osborne, age 77, has been a director of the Company and Chairman of the Board of Directors of the Company since January 2001. From 1985 to 1999, Mr. Osborne was Chairman of the Board of Directors and Chief Executive Officer of ASARCO Incorporated, which is an integrated producer of copper and other metals. Mr. Osborne is also a director of NACCO Industries, Inc.  Mr. Osborne was previously a director of Schering Plough Corp. and of Goodrich Corp.  Mr. Osborne’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies.

Terry W. Potter, Director. Dr. Potter, age 64, has been a director of the Company since April 1998. Since January 1998, Dr. Potter has been the President of Venture Solutions and Development, Inc., which provides consulting services to high technology start-up companies, spin-outs, and Fortune 100 companies. Prior to 1992, Dr. Potter was a worldwide director of New Ventures for Digital Equipment Corporation. From 1992 to 1997, he was the President of Modular Group, the parent company of Advanced Modular Solutions, and from 1994 to 1997 he was the President of Advanced Modular Solutions, a wholly-owned subsidiary of Modular Group, which develops client-server computers and solutions. Dr. Potter is the co-founder of Discover Why, Inc., which was founded in 1997.  Mr. Potter’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies, as well as his technical expertise.

William B. Simmons, Director. Mr. Simmons, age 60, has been a director of the Company since July 2007. Mr. Simmons represented Datawatch as outside legal counsel for more than 15 years, as a partner at the Boston law firm, Choate Hall & Stewart LLP (“Choate”) from February 2005 through June 2007 and, prior to joining Choate, as a partner at Testa Hurwitz & Thibeault LLP, including representing the Company during its initial public offering and for numerous other transactions.  Mr. Simmons was Of Counsel at Choate from June 2007 through December 2010.  Mr. Simmons’ qualifications to serve on the Board of Directors include his experience with corporate governance and transactional matters, as well as his legal expertise.

James Wood, Vice Chairman of the Board. Mr. Wood, age 82, has been a director of the Company since January 2001. From 1980 to 1997, Mr. Wood was Chairman of the Board of Directors and Chief Executive Officer of The Great Atlantic & Pacific Tea Company, Inc. and its Co-Chief Executive Officer from 1997 to 1998 and continued as non-executive Chairman from 1998 to 2001.  Mr. Wood’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE NOMINEES LISTED ABOVE

The Board of Directors and its Committees

Meetings. The Board of Directors met six times during the fiscal year ended September 30, 2011 and took action by written consent twice. Each director attended at least 75% of the meetings of the Board and of the committees of the Board on which he served. The Company does not have a policy with regard to attendance by Board members at stockholder meetings; however directors are encouraged to attend the Annual Meeting of Stockholders. All of the Directors attended the Annual Meeting of Stockholders last year.

Independence. The Board of Directors has determined that, other than Mr. Morrison, who serves as Chief Executive Officer of the Company, each director is “independent”, meeting all applicable independence requirements promulgated by the Securities and Exchange Commission (the “SEC”), including Rule 10A-3(b) (1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the independence standards of The NASDAQ Stock Market. In making this determination, the Board of Directors considered relationships, transactions and/or arrangements with each of the directors, including with respect to Mr. Simmons those discussed in the section entitled “Certain Relationships and Related Party Transactions” in this proxy statement, and affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees. Under the Company’s By-laws, the Board of Directors may designate committees composed of members of the Board to exercise the power and authority of the Board in the management of the business and affairs of the Company, subject to limitations imposed by law. The Board of Directors has three standing committees: an Audit Committee, a Compensation and Stock Committee and a Corporate Governance and Nominating Committee (the “Nominating Committee”). The members of each committee are appointed by the Board based on the recommendation of the Nominating Committee, and are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. The charters of the Audit Committee, the Compensation and Stock Committee and the Nominating Committee are available on the Company’s website, www.datawatch.com, and located under the “About Us” tab and the “Investor Relations” and “Corporate Governance” links. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee. The Audit Committee is composed of Thomas H. Kelly, Terry W. Potter, and William B. Simmons, with Mr. Kelly serving as Chairman. Each such member is considered “independent” pursuant to the rules promulgated by the SEC and The NASDAQ Stock Market, as discussed above, and, in the business judgment of the Board of Directors, independent for purposes of being an independent member of an audit committee under such rules. In addition, the Board of Directors has determined that Mr. Kelly qualifies as an audit committee “financial expert” as defined by the SEC. The Audit Committee evaluates and selects the Company’s independent registered public accounting firm, reviews the audited financial statements and discusses the adequacy of the Company’s internal controls and procedures with management and the independent registered public accounting firm. The Audit Committee also supervises the relationship between the Company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the independent registered public accounting firm. The Audit Committee conducted four formal meetings during the fiscal year ended September 30, 2011 and took action by written consent twice. The responsibilities of the Audit Committee and its activities in the fiscal year ended September 30, 2011 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation and Stock Committee. The Compensation and Stock Committee is composed of Thomas H. Kelly, Terry W. Potter, William B. Simmons and James Wood, with Mr. Wood serving as Chairman. Each is “independent” as defined by the SEC and The NASDAQ Stock Market. The Compensation and Stock Committee, which, among other things, reviews and makes recommendations concerning executive compensation and administers the Company’s 1996 Stock Plan, the Company’s 1996 International Employee Non-Qualified Stock Option Plan, the Company’s 2006 Equity and Compensation Incentive Plan and the Company’s 2011 Equity and Compensation Incentive Plan conducted two formal meetings during the fiscal year ended September 30, 2011 and took action by written consent three times. The responsibilities of the Compensation and Stock Committee and its activities in the fiscal year ended September 30, 2011 are more fully described in the Compensation Discussion and Analysis contained in this proxy statement.

Corporate Governance and Nominating Committee. The Nominating Committee is composed of Thomas H. Kelly, Terry W. Potter, William B. Simmons and James Wood, with Mr. Wood serving as Chairman. Each is “independent” pursuant to the rules promulgated by the SEC and The NASDAQ Stock Market, as discussed above. The Nominating Committee was formed for the purposes of identifying director candidates and providing nominee recommendations to the Board, overseeing compliance with corporate governance policies and adopting, and monitoring compliance with, the Company’s Code of Ethics. With respect to recommending director nominees, the Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders, and has policies concerning the evaluation of candidates, the recommendation to the Board of candidates for the Board’s selection as director nominees, and the recommendation of candidates for the Board’s selection as nominees for appointment to the committees of the Board. The Nominating Committee’s evaluation includes a review of the nominee’s judgment, experience, independence, understanding of the Company’s industry or other related industries, and such other factors as the Nominating Committee concludes are pertinent in light of the current needs of the Board, including without limitation the Board’s belief that its membership should reflect a diversity of experience, gender, race, ethnicity and age. The Nominating Committee will select qualified nominees and review its recommendations with the Board. The Nominating Committee conducted one formal meeting during the fiscal year ended September 30, 2011 and took action by written consent once. In January 2012, the Nominating Committee recommended Messrs. Morrison, Kelly, Mahoney, Potter, and Simmons and the Board approved such nominees for election at the Meeting. Messrs. Wood and Osborne were nominated by WC Capital, LLC, a stockholder of the Company, as described below.

Board Leadership Structure

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons, with the position of Chairman filled by Mr. Osborne, an independent, non-executive director.  The Board believes that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate as it allows the Chief Executive Officer to focus primarily on management and strategy responsibilities, while allowing the independent Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the Board members and the Chief Executive Officer and other members of senior management.  The Chairman of the Board presides over all Board meetings and works with senior management to develop agendas for Board meetings. The Chairman advises the Chief Executive Officer and other members of senior management on business strategy and leadership development.  He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board and its committees.

Board Oversight of Risk

The Board oversees the business and strategic risks of Datawatch.  The Audit Committee oversees financial reporting and compliance risks confronting Datawatch.  The Compensation and Stock Committee oversees risks associated with Datawatch’s compensation policies and practices, including performance-based compensation and change in control plans.  The Corporate Governance and Nominating Committee oversees risks relating to corporate governance and the process governing the nomination of members of the Board.

Datawatch provides a detailed description of the risk factors impacting its business in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC.

Stockholder Nominations and Recommendations of Director Candidates

WC Capital, LLC, which beneficially owns approximately 11.18% of the Company’s Common Stock, is entitled to nominate two directors to the Board pursuant to an Investment Agreement, dated January 12, 2001, among WC Capital, LLC, Carnegie Hill Associates, LLC and the Company. WC Capital, LLC has nominated James Wood and Richard de J. Osborne to serve as directors for election at the Meeting. Other stockholders wishing to suggest candidates to the Nominating Committee for consideration as potential director nominees may do so by submitting the name of the stockholder making the recommendation, the name of the individual recommended for consideration as a director nominee and a written statement from the stockholder making the recommendation stating why such candidate would be able to fulfill the duties of a director to the Nominating and Corporate Governance Committee, Datawatch Corporation, at Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824. Stockholders wishing to nominate directors may do so by submitting a written notice to the Chief Executive Officer of Datawatch. The procedures are summarized in the section entitled “Stockholder Proposals” in this proxy statement. All nominees must, at a minimum, have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Board or of a Board committee. The Nominating Committee did not receive any stockholder nominee recommendations for this Meeting.

Policies and Procedures Regarding Related Person Transactions

The Company By-laws provide that for the Company to enter into certain proposed transactions with any of its executive officers, directors and principal stockholders, including their immediate family members and affiliates, the transaction must be (i) authorized by a majority of the disinterested members of the Board of Directors or one of its committees after the disclosure of material facts, (ii) approved in good faith by a vote of the stockholders after the disclosure of the material facts, or (iii) fair to the Company and authorized by the Board of Directors, a committee thereof, or the stockholders.

The Company’s current practice is to have disinterested members of the Company’s Audit Committee, whose members are independent, review the terms of any and all such proposed material related party transactions. The results of this review are then communicated to the entire Board of Directors. In approving or rejecting the proposed related party transaction, the Audit Committee and the Board of Directors consider the facts and circumstances available and deemed applicable to the situation, including the risks, costs and benefits to the Company, the terms of the transaction, the availability of alternate sources for comparable services and products, and, if applicable, the impact on a director’s independence. Agreements are approved only that, in light of known circumstances, are in or are not inconsistent with the Company’s best interests, as the Audit Committee and the Board of Directors determine in the good faith exercise of their discretion.

Certain Relationships and Related Person Transactions

William B. Simmons, one of the Company’s directors, was a partner through June 2007 and was Of Counsel from June 2007 through December 2010 of Choate, Hall & Stewart LLP, which provides various legal services to Datawatch. During the fiscal year ended September 30, 2011, the Company paid Choate, Hall & Stewart LLP approximately $179,000 in fees and expenses for legal services. The Company anticipates that Choate will continue to provide services in the current fiscal year.

Compensation of Directors

During the fiscal year ended September 30, 2011, directors who were employees of the Company received no cash compensation for their services as directors. Directors who were not employees of the Company (the “Non-Employee Directors”) received $15,000 per year for their service as a member of the Company’s Board of Directors.  Mr. Mahoney additionally received fees for services provided to Datawatch management in his capacity as Vice Chairman of the Board.

Directors are eligible to receive awards under the Company’s 2011 Equity Compensation and Incentive Plan. Under the current policy, each Non-Employee Director annually receives a grant of 2,500 restricted stock units on the date of the Annual Meeting and an individual elected to the Board of Directors for the first time receives a grant of 2,500 restricted stock units upon his or her initial election. The restricted stock units vest in one-third increments on the first, second and third anniversaries of the date of grant.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($) (3) (d)	Total ($) (e)

Thomas H. Kelly	$15,000	$12,425		$27,425
David C. Mahoney	$40,000	$12,425		$52,425
Richard de J. Osborne	$15,000	$12,425	$239,560	$266,985
Terry W. Potter	$15,000	$12,425		$27,425
William B. Simmons	$15,000	$12,425		$27,425
James Wood	$15,000	$12,425		$27,425
_______________

(1)
The annual retainer for 2011 was $15,000 for each Non-Employee director.  For Mr. Mahoney, the amount in this column includes an additional $25,000 in cash fees received for services provided in his capacity as Vice Chairman of the Board.

(2)
The amounts in column (c) represent the grant date fair value of restricted stock unit awards for financial statement reporting purposes as computed in accordance with FASB ASC Topic 718.  During fiscal 2011, awards of 2,500 restricted stock units were granted to each of the Non-Employee Directors.

(3)	The amounts in column (d) represent the grant date fair value of non-qualified stock options granted during fiscal year 2011.

Non-Employee Director Indemnification Arrangements

In addition to the protections afforded the directors of the Company with respect to indemnification under the Company’s By-laws, the Company has entered into indemnification agreements with each of its Non-Employee directors. These agreements require the Company to, among other things, indemnify each of its Non-Employee directors for any and all expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement which are actually and reasonably incurred by such individual, in connection with any threatened, pending or completed proceeding arising out of the individual’s status as a director of the Company. In addition, the agreements require the Company to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by the Company.

Stockholder-Board Communications

To direct stockholder communications to the Board of Directors (or to a specified individual director), stockholders may send such communication to the attention of the Chairman of the Board (or the specified individual director) at Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824.

AUDIT COMMITTEE REPORT

The Audit Committee of Datawatch Corporation (the “Company”) is composed of Messrs. Kelly, Potter and Simmons, with Mr. Kelly serving as Chairman. None of the members are officers or employees of the Company, and each is otherwise independent of the Company (as independence is defined by the Securities and Exchange Commission (the “SEC”) and in the listing standards of The NASDAQ Stock Market for purposes of being a member of an audit committee). In addition, the Audit Committee has at least one financial expert, Mr. Kelly, serving on the Audit Committee, as such term is defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website, www.datawatch.com and located under the “Investor Relations” and “Corporate Governance” sections of the “About Us” link.

The Audit Committee has reviewed the audited financial statements of the Company at September 30, 2010 and September 30, 2011, and for each of the previous two years ended September 30, 2011, and has discussed them with both management and Marcum LLP, the Company’s independent registered public accounting firm. The Audit Committee has reviewed with Marcum LLP, who is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the U.S., the accountant’s judgments as to matters related to the conduct of its audit for the Company’s financial statements and such other matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has met with Marcum LLP, with and without management present, to discuss the results of the accountant’s audit, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has received the written disclosures and the letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, as currently in effect, and has discussed with the firm its independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.

Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE

Thomas H. Kelly, Chairman
Terry W. Potter
William B. Simmons

INFORMATION CONCERNING EXECUTIVE OFFICERS

Michael A. Morrison, President, Chief Executive Officer and Director, age 48, was appointed President and Chief Executive Officer of the Company on February 11, 2011. From October 2007 until joining Datawatch, Mr. Morrison was Vice President, Financial Performance Management, at Cognos Inc., a subsidiary of IBM since January 2008. In this role, Mr. Morrison directed all development, product management, product marketing and strategic business development activities for the FPM business unit.  From January 2007 to October 2007 Mr. Morrison was Chief Operating Officer of Applix Inc., having been vice president of worldwide field and marketing operations from 2004 until his appointment as COO.  At Applix Mr. Morrison conceptualized, built and led the company’s strategic go-to-market sales model and growth strategies, and also represented the company to Wall Street and industry analysts.  Before joining Applix in 2004, Mr. Morrison held various positions at Cognos, including vice president of enterprise planning operations, vice president of finance and administration, and corporate counsel.

Murray P. Fish, Chief Financial Officer, Vice President of Finance, Treasurer and Secretary, age 60, was appointed Chief Financial Officer, Vice President of Finance, Treasurer and Assistant Secretary on March 26, 2007. Mr. Fish was appointed Secretary on March 19, 2010. Prior to joining Datawatch, Mr. Fish served as Chief Financial Officer of Cymfony, Inc., a marketing business intelligence company owned by TNS-MI.  From 2003 until 2005, Mr. Fish was the principal consultant at M.P. Fish Associates, where he provided financial consulting services to large public and private organizations. From 1998 until 2003, Mr. Fish was the Chief Financial Officer and a Director at Network-1 Security Solutions, Inc., a Nasdaq listed software development and services company.

Harvey C. Gross, Chief Technology Officer, Vice President, Product Management and Development, age 62, was appointed Vice President, Product Management and Development on October 1, 2008. Mr. Gross was appointed Chief Technology Officer on April 26, 2011. Mr. Gross joined the Company in February 2007. Prior to joining Datawatch, Mr. Gross was the principal consultant at HG & Associates, a content management consulting company serving a variety of companies in business, technology and the federal government, and was a principal consultant at eVisory, a leading industry consulting group. From 1996 to 2005, Mr. Gross was Chief Technology Officer at Lason, Inc., an international business process outsourcing firm.

Daniel F. Incropera, Corporate Controller & Vice President, age 47, was appointed Corporate Controller & Vice President on September 7, 2007. Mr. Incropera has served as the Company’s Controller since October 2006. From 2003 until joining the Company, Mr. Incropera served as Controller of Pennichuck Corporation, a publicly traded company that operates several water utility and real estate investment subsidiaries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation and Stock Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s officers and key employees and in this regard has the responsibility to establish a compensation policy for officers and key employees designed to (i) enhance the profitability of the Company and increase shareholder value, (ii) reward officers and key employees for their contribution to the Company’s growth and profitability, and (iii) provide competitive compensation that will attract and retain qualified officers and key employees. In addition, the Compensation and Stock Committee considers and takes action with respect to the adoption, amendment, administration and termination of compensation, welfare, benefit, pension and other plans (including the grant of options under stock option plans) related to compensation of current and former employees of the Company and designs incentive compensation plans to allow the Company to attract and retain talented personnel and align the pay of such personnel with the long-term interests of shareholders.

The individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended September 30, 2011, as well as other individuals included in the Summary Compensation Table on page 16, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

Compensation Philosophy

The Compensation and Stock Committee believes the most effective compensation package for named executive officers is one designed to reward achievement of individual and corporate objectives, provide incentives for short-term, medium-term and long-term financial and strategic goals and align the interests of management with those of the stockholders by providing incentives for improving shareholder value. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term, medium-term and long-term incentive compensation; however, a significant percentage of total compensation is allocated to performance-based incentive compensation, both in the form of cash programs and equity participation. Because there are no pre-established policies or targets, the Compensation and Stock Committee is able to evaluate the compensation package from year to year with the flexibility to configure allocations and amounts in a manner that aligns closely with shareholder interests.  The Compensation and Stock Committee has not, to date, used a third-party compensation consultant. However, third-party compensation surveys are used in setting certain elements of compensation, as discussed in the section entitled “Elements of Compensation” below.

Role of Executive Officers in Setting Compensation Decisions

Regarding most compensation matters, the Chief Executive Officer’s responsibility is to provide recommendations to the Compensation and Stock Committee based on an analysis of market standards and trends and an evaluation of the contribution of each executive officer to the Company’s performance. The Compensation and Stock Committee considers, but retains the right to accept, reject or modify such recommendations. Although the Chief Executive Officer attends portions of the meetings of the Compensation and Stock Committee, neither the Chief Executive Officer nor any other members of management is present during executive sessions of the Compensation and Stock Committee. Moreover, the Chief Executive Officer is not present when decisions with respect to his compensation are made. The Compensation and Stock Committee may, but does not currently, delegate any of its functions to others in setting compensation for the named executive officers, provided however, that management may be responsible for the implementation of certain compensation programs established by the Compensation and Stock Committee.

Elements of Compensation

Subject to variation where appropriate, the elements of compensation to named executive officers include:

•	base salary, which is determined on an annual basis;

•	annual or other time-based cash incentive compensation; and

•	long-term incentive compensation in the form of options and other awards.

Base Salary. In setting base salary for the named executive officers, the Compensation and Stock Committee considers recommendations from the President and Chief Executive Officer, which, for new hires, tend to reflect the current recruitment market and negotiations with the specific individual. For existing named executive officers, for whom base salaries are typically reviewed in October or November of each year, the recommendations are designed to recognize each named executive officer’s participation and performance in meeting corporate performance goals over the prior fiscal year, to take into consideration promotions or increased responsibilities and, to a lesser extent, to reflect market trends. With respect to the latter consideration, the Company has used compensation surveys of technology companies from $25 to $50 million in revenue prepared by Culpepper & Associates, Inc. Although the Company seeks to structure its compensation program to attract and retain key personnel, recommendations to the Compensation and Stock Committee, particularly with respect to base salary, are typically in the lower range in these compensation surveys, given the higher revenue stream of the companies surveyed as compared to the revenue history of Datawatch. This allows the Company to reduce its overall cost structure and to achieve systematic improvement in the financial performance of the business. Economic and business conditions affecting the Company are also considerations in setting base salary vis-à-vis market standards. Neither payouts under performance-based incentive compensation plans nor equity grants in any given year have had any impact as to determinations of the base salaries of the named executive officers.

Cash Incentive Compensation. On an annual basis, the Compensation and Stock Committee determines the appropriate level and mix of performance-based cash incentive compensation. In recent years, these incentives have included sales incentive plans for named executive officers charged with driving increases in sales year to year and officer bonus plans designed to motivate officers to improve certain performance metrics of the Company. Rewards are paid for achievement, such as quarterly payouts for increases in revenue under the sales incentive plans, attainment of management objectives and annual bonuses paid for improvements to net income under the officer bonus plans.

Equity Incentive Compensation. The Compensation and Stock Committee believes that equity-based participation provides the named executive officers with strong economic interest in maximizing stock price appreciation over the long term. Equity-based awards are made pursuant to the Company’s equity incentive plans. The Compensation and Stock Committee considers cost to the Company in determining the form of award and, as a result, routinely grants stock options and restricted stock units. In determining the size of an option or restricted stock unit grant to a named executive officer, both upon initial hire and on an ongoing basis, the Compensation and Stock Committee considers competitive market factors, the size of the equity incentive plan pool, cost to the Company, the level of equity held by other officers and individual contribution to corporate performance. Although there is no set target level for holding options or stock ownership, the Compensation and Stock Committee recognizes that the equity based component ensures additional focus by the named executive officers on stock price performance and enhances executive retention. Accordingly, the exercise price of stock options is tied to the fair market value of the Company’s Common Stock on the date of grant and such options typically vest quarterly over a three-year period. Restricted stock unit grants typically vest annually over a three-year period, with certain grants subject to a further vesting condition tied to the trading price of the Company’s Common Stock.

Datawatch does not have a program, plan or practice to select equity grant dates in connection with the public release of favorable or negative news.

Benefits. The named executive officers are entitled to participate in benefit plans which are generally available to all employees, including health, dental, life, accidental disability and dismemberment and, for each of these benefits plans, the Company makes contributions to the premiums paid to such plans. The Company does not offer any kind of deferred compensation, nor does it offer retirement benefits other than a 401(k) defined contribution plan. The Company typically does not match contributions made by executive officers and other employees to the 401(k) plan.

Severance Agreements. The Company believes that the severance agreements of its executive officers are necessary to retain the executive officers by protecting them against involuntary termination of their employment or being forced out of the Company. The agreements are designed to provide income security to the executive officers and to facilitate the Company’s ability to attract and retain executives as the Company competes for talent in a marketplace in which such protections are standardized practice. For more information about the severance arrangements of our named executive officers, see the “Executive Agreements and Severance Arrangements” section of this proxy statement.

Compensation of Named Executive Officers for Fiscal 2011

One named executive officer received a base salary increase during the fiscal year ended September 30, 2011. Effective October 1, 2010, Mr. Gross’ base salary increased from $176,000 to $183,500.

With respect to performance based incentive compensation, under the 2011 Corporate Officers Compensation Plan, each executive’s cash bonus was to be calculated on the consolidated revenue and net income of the Company as a whole as compared to their individual revenue and net income goals.  The Compensation and Stock Committee approved the 2011 Corporate Officers Plan on November 16, 2010.  The amounts if any, paid to individual executives were to be determined at the sole discretion of the Compensation and Stock Committee.

On July 20, 2011 the Compensation and Stock Committee approved amendments to the cash bonus structure under the fiscal 2011 Corporate Officers Compensation Plan (the “Plan”), under which Murray Fish and Harvey Gross were eligible to receive cash bonuses.  Under the revised structure, each executive’s cash bonus was calculated on whether the Company met certain goals for profitability, consolidated revenue growth and enterprise license sales for fiscal year 2011.  In order for the executive to have received 100% of the target cash bonus, each goal must have been met, and no cash bonuses were to be paid under the revised structure if the Company was not profitable during the fiscal year or if payment of a bonus would result in a loss to the Company.  Achievement of one of the goals but not others might have resulted in a proportionately lower bonus.  There were no cash payments made pursuant to the 2011 Corporate Officers Compensation Plan.

In addition to the 2011 Corporate Officers Compensation Plan, the Company made bonus payments during the first half of fiscal 2011 based on the achievement of certain individual quarterly management business objectives to Mr. Fish and Mr. Gross.  Quarterly amounts paid pursuant to these bonuses were as follows:  $6,000 each for Mr. Fish and Mr. Gross. These bonus plans were revised by the Compensation and Stock Committee for the second half of fiscal year 2011.  The revised objectives were based on company achievement of specific earnings and revenue for the second half of fiscal year 2011, and, based on the revised objectives, no payments were made for the second half of fiscal year 2011.

As part of the overall compensation package for fiscal 2011, the following awards of stock options and restricted stock units were granted to the named executive officers on November 16, 2010, with the exception of Michael Morrison, whose stock option and restricted stock units were granted on February 11, 2011:

Named Officer	Options Shares Granted	Restricted Stock Units Granted
Michael A. Morrison	100,000	25,000
Murray P. Fish	4,500	2,000
Harvey C. Gross	4,500	2,000
Kenneth P. Bero (1)	5,000	2,000
Robert W. Clemens (2)	4,500	2,000

(1) Mr. Bero resigned as President and Chief Executive Officer of the Company on February 11, 2011.
(2) Mr. Clemens resigned as Vice President of Worldwide Sales of the Company on March 31, 2011.

These grants were made primarily to bring the level of equity participation in the Company of these particular officers to an appropriate level vis-à-vis the Company’s other executive officers, to further promote the goals of increasing shareholder value and, to a lesser extent, for retention purposes, and with respect to Mr. Morrison, in connection with his hiring as Chief Executive Officer of the Company.

Accounting and Tax Implications

In December 2004, the Financial Accounting Standards Board issued FASB Statement No. 123(R), Share-Based Payment (“FAS 123(R)”), (currently Accounting Standards Codification (ASC) Topic 718, Stock Compensation) (“ASC 718”), which requires all companies to treat the fair value of stock options granted to employees as an expense. As a result of this standard, effective for periods beginning after January 1, 2006, the Company has been required to record compensation expense equal to the fair value of each stock option granted. ASC 718 requirements reduce the attractiveness of granting stock options because of the additional expense associated with these grants, which have impacted and will continue to negatively impact the Company’s results of operations. The Compensation and Stock Committee has determined that stock options remain an important piece of the compensation philosophy, and to date, options continue to be considered as part of the compensation package of the named executive officers. However, the stock option component generally has been reduced since implementation of FAS 123(R).

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prevents publicly held corporations from deducting, for federal income tax purposes, compensation paid in excess of $1 million to certain executives. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation and Stock Committee has considered these requirements and it is the present intention of the committee that, so long as it is consistent with the Company’s overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Fiscal Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
(a)	(b)	(c)	(2) (e)	(3) (f)	(g)		(h)		(i)

Michael A Morrison President and CEO (4)	2011	181,364	$63,000	$196,520	—		$464	(11)	$441,348

Murray P. Fish CFO (5)	2011	$193,000	$5,580	$7,093	$12,000	(9)	$618	(11)	$218,291
	2010	$193,000	$4,700	$6,449	$34,000	(9)	$541	(11)	$238,690

Harvey C. Gross CTO (6)	2011	$182,563	$5,580	$7,093	$12,000	(10)	$586	(11)	$207,822
	2010	$174,750	$4,700	$6,449	$34,000	(10)	$491	(11)	$220,390

Kenneth P. Bero Former President and CEO (7)	2011	$113,167	$5,580	$7,882	—		$218,396	(12)	$345,025
	2010	$308,000	$4,700	$9,315	$33,134	(7)	$716	(11)	$355,865

Robert W. Clemens Former VP- Worldwide Sales (8)	2011	$92,500	$5,580	$7,093	$97,877	(8)	$52,593	(13)	$255,643
	2010	$185,000	$4,700	$6,449	$136,717	(8)	$530	(11)	$333,396

(1) The title presented reflects the principal position held by each named executive officer as of September 30, 2011.

(2) The amounts in column (e) represent the grant date fair value of restricted stock unit awards as computed in accordance with FASB ASC Topic 718.

(3) The amounts in column (f) represent the grant date fair value of the applicable option awards, as computed in accordance with FASB ASC Topic 718.

(4) Mr. Morrison’s term as President and Chief Executive Officer of the Company commenced on February 11, 2011.

(5) Mr. Fish’s term as Chief Financial Officer, Vice President of Finance, Treasurer and Assistant Secretary commenced on March 26, 2007. He was appointed Secretary on March 19, 2010.

(6) Mr. Gross’ term as Vice President of Product Management commenced on October 17, 2008. He was appointed Chief Technology Officer on April 26, 2011.

(7) Mr. Bero resigned as President and Chief Executive Officer of the Company on February 11, 2011. For fiscal 2010, such amount represents a payment to Mr. Bero of $33,134 pursuant to the fiscal 2010 Corporate Officers Compensation Plan.

(8) Mr. Clemens resigned as Vice President of Worldwide Sales effective on March 31, 2011. For fiscal 2011 such amount represents payment to Mr. Clemens of $97,877 pursuant to his fiscal 2011 sales commission plan.  For fiscal 2010 such amount represents payment of $136,717 pursuant to his fiscal 2010 sales commission plan.

(9) For fiscal 2011, such amount includes a payment to Mr. Fish of $12,000 pursuant to the fiscal 2011 Corporate Officers Compensation Plan.  For fiscal 2010, such amount includes a payment to Mr. Fish of $10,000 pursuant to the fiscal 2010 Corporate Officers Compensation Plan and $24,000 for individual performance in fiscal 2010.

(10) For fiscal 2011, such amount includes a payment to Mr. Gross of $12,000 pursuant to the fiscal 2011 Corporate Officers Compensation Plan.  For fiscal 2010, such amount includes a payment to Mr. Gross of $10,000 pursuant to the fiscal 2010 Corporate Officers Compensation Plan and $24,000 for individual performance in fiscal 2010.

(11) Such amounts consist solely of the payment of life insurance premiums.

(12) For fiscal year 2011, such amount includes $194,833 in severance payments, $10,021 in vacation pay, $8,210 for health insurance, $332 life insurance premium and $5,000 payment for outplacement services.

(13) For fiscal year 2011, such amount includes $46,250 in severance payments, $296 life insurance premium and $6,047 in vacation pay.

Narrative Disclosure to Summary Compensation Table

Please refer to the narrative disclosure above under the heading Executive Compensation.

The following table sets forth summary information regarding the outstanding equity awards at September 30, 2011 granted to each named executive officer:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Price ($) (d)	Option Expiration Date (e)		Number of Shares or Units of Stock that have Not Vested (3) (#) (f)	Market Value of Shares or Units of Stock that have Not Vested (3) ($) (g)
Michael A. Morrison	15,188	75,949	$3.46	2/10/2018	(2)	25,000	$86,500
	1,476	7,387	$3.46	2/10/2018	(2)
Murray P. Fish	15,000	0	$2.975	3/25/2014	(2)	3,834	$9,518
	10,000	0	$5.27	6/25/2014	(2)
	3,340	660	$1.605	2/2/2016	(2)
	2,625	1,875	$2.35	11/16/2016	(2)
	1,125	3,375	$2.79	11/15/2017	(2)
Harvey C. Gross	10,000	0	$5.025	10/18/2014	(2)	3,834	$9,518
	3,340	660	$1.605	2/2/2016	(2)
	2,625	1,875	$2.35	11/16/2016	(2)
	1,125	3,375	$2.79	11/15/2017	(2)
Kenneth P. Bero	0		$0			0	$0

Robert W. Clemens	0		$0			0	$0

(1)
Options vest every quarter over a three year period beginning three months from the date of grant. Vesting of some or all options may be accelerated upon a change of control or an acquisition in accordance with the Company’s equity compensation plans.

(2)	This option award has a seven year term. Therefore, the grant date for such award is the date seven years prior to the date shown.
(3)
Restricted stock unit awards vest annually over a three year period beginning one year from the date of grant with certain grants subject to the further vesting condition and to the trading price of the Company’s Common Stock.

Executive Agreements and Severance Arrangements

The Board of Directors has approved severance agreements by the Company with each of Messrs. Morrison, Fish and Gross. Each executive severance agreement provides that in the event the Company terminates the officer’s employment for reasons other than for “Cause” or the officer elects to terminate his employment with the Company for “Good Reason,” such officer is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for twelve months following his termination date for Mr. Morrison and for six months following his termination date for each of Messrs. Fish and Gross. “Cause” is defined in the executive severance agreements as (i) the willful and continuing failure or refusal to render services in accordance with his obligations, (ii) gross negligence, dishonesty, or breach of fiduciary duty, (iii) fraud, embezzlement or substantial disregard of the rules or policies of the Company, (iv) acts which would tend to generate significant adverse publicity toward the Company, (v) the commission of a felony, or (vi) breach of the terms of the Proprietary Information and Inventions Agreement between the Company and the officer. “Good Reason” is defined in the executive agreements as including a material diminution in the nature or scope of such officer’s responsibilities, duties or authority. As a condition to the receipt by an officer of any payment or benefit under an executive severance agreement, the officer must first execute a valid, binding and irrevocable general release in favor of the Company and in a form reasonably acceptable to the Company, and must be in compliance with the terms of the officer’s Proprietary Information, Inventions and Non-Competition Agreement with the Company.  The executive severance agreements for Messrs. Morrison, Fish and Gross were entered into on March 4, 2011, March 26, 2007 and July 25, 2011, respectively.

Each stock option agreement pursuant to which each named executive officer holds the unexercised stock options disclosed herein provides that all such unvested options shall accelerate and become fully vested and exercisable upon a change in control of the Company.

Departure of Certain Officers

Under Mr. Bero’s severance agreement dated January 24, 2007, as amended on February 11, 2011, Mr. Bero was entitled to continuation of base salary and health benefits for a period of twelve months and a $5,000 payment for outplacement services, in each case subject to his execution of a general release and compliance with the provisions of his Proprietary Information, Inventions and Non-Competition Agreement with the Company.  Mr. Bero’s agreement also provided for the surrender and cancellation of all of his outstanding options to purchase Common Stock of the Company and the expiration of unvested restricted stock units.

Mr. Clemens received continued payments of base salary for a period of three months subject to his execution of a general release and compliance with the provisions of his Proprietary Information, Inventions and Non-Competition Agreement with the Company.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation and Stock Committee currently consists of Messrs. Kelly, Potter, Simmons and Wood, with Mr. Wood serving as Chairman. The Compensation and Stock Committee has reviewed and discussed the Compensation Discussion and Analysis above with the Company’s management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation and Stock Committee of the Board of Directors:

James Wood, Chairman
Thomas H. Kelly
Terry W. Potter
William B. Simmons

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation and Stock Committee was, during the fiscal year ended September 30, 2011, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a member of the Compensation and Stock Committee of the Company.

Equity Compensation Plan Information at Fiscal Year End

The following table provides information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of September 30, 2011, including the 1996 Stock Plan, the 1996 International Employee Non-Qualified Stock Option Plan (the “International Plan”), the Company’s 2006 Equity and Compensation Incentive Plan (the “2006 Stock Plan”) and the Company’s 2011 Equity and Compensation Incentive Plan (the “2011 Stock Plan”). The 1996 Stock Plan, the 2006 Stock Plan and the 2011 Stock Plan have previously been approved by the Company’s stockholders. The International Plan, which has not been approved by the Company’s stockholders, provided for the grant of non-qualified stock options to employees or consultants of any of the Company’s foreign subsidiaries and is described in further detail under the table below. The International Plan was terminated on October 4, 2006 and no further grants may be made under it. The 1996 Stock Plan was terminated on December 9, 2006 and no further grants may be made under it.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	751,677	(1)	$3.46	474,658

Equity compensation plans not approved by security holders	2,329	(2)	$2.27	-0-

Total	754,006		$3.46	474,658

______________________

(1)
Of these shares, 308,000 were granted under the 2011 Stock Plan, 308,843 were granted under the 2006 Stock Plan and 134,834 were granted under the 1996 Stock Plan.  As of September 30, 2011, 474,658 shares remained available for grant under the 2011 Stock Plan.

(2)	Of these shares, all 2,329 shares were granted under the International Plan.

(3)	Weighted average exercise prices do not include restricted stock units as these do not contain exercise prices.

Description of the Company’s International Plan

The Company’s International Plan was adopted by the Board of Directors of the Company in October 1996 but was not approved by the Company’s stockholders. The International Plan provided incentives in the form of non-qualified stock options (“NQSOs”) to employees and consultants of subsidiaries of the Company incorporated outside of the United States, that were not officers or directors of the Company. A maximum of 88,888 shares of Common Stock were originally reserved for issuance under the International Plan upon the exercise of NQSOs. All NQSOs outstanding as of January 17, 2012 are still exercisable according to their terms. The International Plan was administered by the Compensation and Stock Committee, which, subject to the terms of the International Plan, had the authority to determine the persons to whom NQSOs are granted, the exercise price per share and other terms, provisions and restrictions governing such NQSOs. The exercise price per share of NQSOs granted cannot be less than the minimum legal consideration required under the laws of the State of Delaware or the laws of any jurisdiction in which the Company may be organized. Each NQSO expires as of the date specified by the Compensation and Stock Committee, but not more than ten years from the date of grant.

Each NQSO granted under the International Plan either became fully exercisable at the time of grant or became exercisable in such installments as the Compensation and Stock Committee specified. Each NQSO may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. Subject to certain restrictions, the Compensation and Stock Committee has the right to accelerate the date that any installment of any NQSO becomes exercisable. Payment of the exercise price of an NQSO granted under the International Plan may be made in cash or by check or, if authorized by the Compensation and Stock Committee, (i) by tendering shares of Common Stock of the Company having a fair market value equal as of the date of the exercise to the cash exercise price of the NQSO, (ii) by delivery of a personal recourse, interest bearing note, (iii) through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the NQSO and an authorization to the broker or selling agent to pay that amount to the Company or (iv) by any combination of the above.

If a NQSO optionee under the International Plan ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her NQSOs will become exercisable, and vested NQSOs shall generally terminate after the passage of three months from the date of termination of employment (but no later than their specified expiration dates). If an optionee ceases to be employed by the Company by reason of disability, or if an optionee dies, any NQSO held by the optionee may be exercised, to the extent exercisable on the date of disability or death, by the optionee or the optionee’s estate, personal representative or beneficiary, at any time within 180 days from the date of the optionee’s disability or death (but not later than the specified expiration date of the NQSO). NQSO holders under the International Plan are protected against dilution in the event of a stock dividend, stock split, consolidation, merger, recapitalization, reorganization or similar transaction.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm for Fiscal Year 2012

Marcum LLP currently serves as the Company’s independent registered public accounting firm.  The Board of Directors is seeking ratification of the Audit Committee’s selection of Marcum LLP to continue to serve as the registered public accounting firm for the fiscal year ending September 30, 2012.

The Board of Directors has put the ratification of the selection of Marcum LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice.  If the appointment of Marcum LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and the Company’s relationship with Marcum LLP and will then take such action as it deems necessary.

Representatives of Marcum LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firms and Fees for Fiscal Years 2011 and 2010

UHY LLP was engaged to serve as the Company’s independent registered public accounting firm on January 7, 2010 for the fiscal year ending September 30, 2010. Effective April 16, 2010, upon the acquisition by Marcum LLP of the New England practice of UHY LLP, Marcum LLP was engaged to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010.  Deloitte & Touche LLP served as the Company’s independent registered public accounting firm from the Company’s inception through January 7, 2010.

The fees billed for services provided to us for the 2011 and 2010 fiscal years by Marcum LLP and UHY LLP were as set forth below.

	2010(3)	2011(3)
Audit Fees(1):	$160,061	$164,845
Tax Fees (2):	0	0
Total	$160,061	$164,845
______________________

(1)
Audit Fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as services related to statutory audits, comfort letters, consents and assistance with and reviews of quarterly financial statements and other documents filed with the Securities and Exchange Commission.

(2)
Tax Fees consisted of fees related to tax compliance, tax planning and tax advice. This includes preparation of tax returns for the Company, refund claims, payment planning, taxpayer registration and tax audit assistance.

(3)
For fiscal 2010, includes (a) fees billed by UHY LLP as follows: audit fees of $25,239 and tax fees of $0; and (b) fees billed by Marcum LLP as follows:  audit fees of $134,822 and tax fees of $0. For fiscal 2011, includes fees billed by Marcum LLP.  In addition to the fees listed above, fees billed by H.W. Fisher & Company for the statutory audits of the Company's UK subsidiaries for 2010 and 2011 were approximately $38,000 and $28,000, respectively.

All services rendered by Marcum LLP and H.W. Fisher & Company for fiscal years 2010 and 2011 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee.

Change in Independent Registered Public Accounting Firm

On January 7, 2010, the Company dismissed Deloitte & Touche LLP as its independent registered public accounting firm. The dismissal of Deloitte & Touche LLP was approved by the Company’s Audit Committee. The reports of Deloitte & Touche LLP on the Company’s financial statements as of and for the fiscal years ended September 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the Company’s fiscal years ended September 30, 2009 and 2008 and through January 7, 2010 there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years. During the Company’s fiscal years ended September 30, 2009 and 2008 and through January 7, 2010 there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.  A copy of a letter from Deloitte & Touche stating whether or not it agreed with the above statements, dated January 8, 2010, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 8, 2010 (File No. 000-19960), and is incorporated by reference herein.

On January 7, 2010, the Company’s Audit Committee engaged UHY LLP as its new independent registered public accounting firm to audit the Company’s financial statements for the Company’s fiscal year ending September 30, 2010. The decision to engage UHY LLP as the Company’s independent registered public accounting firm was the result of a competitive selection process.  On April 16, 2010, the Company’s Audit Committee engaged Marcum LLP as its new independent registered public accounting firm to audit the Company’s financial statements for the Company’s fiscal year ending September 30, 2010 after Marcum LLP acquired the New England practice of UHY LLP.  Prior to the engagements of UHY LLP and Marcum LLP, neither the Company nor anyone on behalf of the Company consulted with UHY LLP or Marcum LLP during the Company’s fiscal years ended September 30, 2009 and 2008 and through January 7, 2010 or April 16, 2010, respectively, in any manner regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with the requirements of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee will approve the specific terms of engagement once an independent registered public accounting firm has been selected, which will provide for the provision of specific services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval by the Audit Committee or by one or more of its members before engaging the independent registered public accounting firm.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly change in the cumulative total stockholder return on the Company’s Common Stock during the period from September 30, 2006 through September 30, 2011, with the cumulative total return on (i) an SIC Index that includes all organizations in the Company’s Standard Industrial Classification (SIC) Code 7372-Prepackaged Software (the “SIC Code Index”) and (ii) the Media General Market Weighted Nasdaq Index Return (the “Nasdaq Market Index”). The comparison assumes that $100 was invested on October 1, 2006 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

	Period Ending
Company/Market/Peer Group	9/30/2006	9/30/2007	9/30/2008	9/30/2009	9/30/2010	9/30/2011
Datawatch Corporation	$100.00	$173.83	$68.75	$92.19	$113.28	$208.98
NASDAQ Market Index	$100.00	$112.39	$87.68	$89.89	$101.23	$104.26
Prepackaged Software	$100.00	$123.52	$77.34	$96.71	$114.20	$125.74

__________________

The stock price performance shown on the graph and in the table above is not necessarily indicative of future price performance. Information used in the graph and table was obtained from Zacks Investment Research, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, the Charters of the Audit, Compensation and Stock, Nominating and Corporate Governance Committees, reference to the independence of the Audit Committee members and of other Board members and the preceding Stock Performance Graph are not “soliciting material” and are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those such prior filings or into any future filings made by the Company under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Datawatch’s directors, executive officers and holders of more than 10% of the Company’s common stock, referred to herein as Reporting Persons, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based on the Company’s review of the copies of such filings received by us with respect to the fiscal year ended September 30, 2011, and written representations from certain of the Company’s directors and executive officers, we believe that all Reporting Persons complied with all Section 16(a) filing requirements for the fiscal year ended September 30, 2011, except for (i) the Form 4s for Kenneth P. Bero, Robert W. Clemens, Murray P. Fish, Harvey C. Gross, Daniel Incropera and John Kitchen filed on November 22, 2010, which were due on November 18, 2010, and (ii) the Form 4 for Terry W. Potter filed on March 4, 2011, which was due on February 7, 2011.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company’s principal executive offices not later than close of business on October 2, 2012. The deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Company is December 13, 2012. For any proposal that is not submitted for inclusion in the proxy statement for the fiscal year ended September 30, 2012 but is instead sought to be presented directly at the next annual meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on December 13, 2012, and advises stockholders in the next proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on December 13, 2012. Notices of intention to present proposals at the next annual meeting should be addressed to: Chief Executive Officer, Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail - Return Receipt Requested.

CODE OF ETHICS AND BUSINESS CONDUCT POLICY

The Board of Directors adopted a Code of Ethics and Business Conduct Policy on January 23, 2004 (amended November 11, 2011) applicable to all employees and directors of the Company. The Code of Ethics and Business Conduct Policy is posted on the Company’s website, www.datawatch.com and located under the “About Us” tab and the “Investor Relations” and “Corporate Governance” links. Any amendments to or waivers of the Code of Ethics and Business Conduct Policy that apply to the Company’s principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term “code of ethics,” as that term is defined by the Securities and Exchange Commission, will be posted on Datawatch’s website at the address above.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company or by certain outside proxy solicitation services may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple stockholders sharing an address. However, this delivery method, called “householding,” is not being used if the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request either to Investor Relations, Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824 or to investor@datawatch.com or an oral request by calling the Company’s Investor Relations group at (978) 441-2200, ext. 8323. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct the Company accordingly by directing that request to the Company in the manner provided above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2012

This proxy statement and the Company’s 2011 Annual Report are available online at https://materials.proxyvote.com/237917.

OTHER BUSINESS

The Board of Directors knows of no business that will be presented for consideration at the meeting other than those items stated above. If any other business should come before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

ANNUAL MEETING OF STOCKHOLDERS OF

DATAWATCH CORPORATION

April 24, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at https://materials.proxyvote.com/237917

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■         20730000000000000000 5                                                                                       042412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary below).			2. The ratification of the appointment of the Company's independent registered public accounting firm.
		NOMINEES:	FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	m Richard de J. Osborne	☐	☐	☐
m James Wood m Thomas H. Kelly
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m Terry W. Potter m William B. Simmons m David C. Mahoney m Michael A. Morrison

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the 2011 Annual Report to Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DATAWATCH CORPORATION

Proxy for Annual Meeting of Stockholders

April 24, 2012

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints MICHAEL A. MORRISON and MURRAY P. FISH, and each or both of them, proxies, with full power of substitution to vote all shares of stock of Datawatch Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 24, 2012, at 11:00 a.m. Eastern time, at the offices of the Company, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 30, 2012, a copy of which has been received by the undersigned.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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